Exhibit 99.2

$530,000,000 CREDIT AGREEMENT

Dated as of April 24, 2007
Among
MAGUIRE PROPERTIES, INC.
asaLoanParty
and
MAGUIRE PROPERTIES, L.P.
asRevolvingCreditBorrowerandaGuarantor
and
MAGUIRE PROPERTIES HOLDINGS III, LLC
asTermBBorrowerandaGuarantor
and
THE SUBSIDIARY GUARANTORS NAMED HEREIN
asSubsidiaryGuarantors
and
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
asAdministrativeAgentandCollateral Agent
and
CREDIT SUISSE SECURITIES (USA) LLC
asLeadArrangerandJoint Bookrunner
and
LEHMAN BROTHERS INC. and MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
asJointBookrunnersandCo-SyndicationAgents
and
WACHOVIA BANK, NATIONAL ASSOCIATION and KEY BANK NATIONAL ASSOCIATION
asCo-DocumentationAgents
and
RAYMOND JAMES BANK, FSB and US BANK NATIONAL ASSOCIATION
asSeniorManagingAgents
and
THE INITIAL LENDERS, INITIAL ISSUING BANK AND
INITIAL SWING LINE BANK NAMED HEREIN
asInitial Lenders, Initial Issuing BankandInitialSwingLineBank

T A B L E O F C O N T E N T S

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 24, 2007 among Maguire Properties, Inc., a Maryland corporation (the “General Partner”), Maguire Properties, L.P., a Maryland limited partnership (the “Revolving Credit Borrower”), Maguire Properties Holdings III, LLC, a Delaware limited liability company (the “Term B Borrower,” and together with the Revolving Credit Borrower, the “Borrowers”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), Credit Suisse, Cayman Islands Branch (“CS”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”), Credit Suisee Securities (USA) LLC (“CS Securities”) as lead arranger, and CS Securities, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated as joint bookrunners (the “Joint Bookrunners”).

PRELIMINARY STATEMENTS:

The Revolving Credit Borrower has entered into a purchase agreement dated as of February 13, 2007 (as amended) (the “Purchase Agreement”) with affiliates of Blackstone Real Estate Advisors V, L.P. (collectively, the “Seller”) pursuant to which the Term B Borrower and certain of its Subsidiaries (as hereinafter defined) or a 1031 Exchange Accomodator (as hereinafter defined) under contract with the Revolving Credit Borrower or its Subsidiaries will acquire (the “Acquisition”) the portfolio of commercial real estate properties listed on Part II of Schedule III hereto (the “Acquired Properties”) for not more than $2,875,000,000 in cash.

The Acquisition will be financed through the incurrence (a) by the Term B Borrower of the Term B Advances (as hereinafter defined) (b) by the Revolving Credit Borrower of Revolving Credit Advances and (c) by the Initial CMBS Borrowers (as hereinafter defined) and their Subsidiaries of up to $2,500,000,000 under the CMBS Bridge Financing (as hereinafter defined) and/or through the CMBS Mortgage Financings (as hereinafter defined) and (d) such other funds available to the Revolving Credit Borrower and its Subsidiaries as are not prohibited by this Agreement.

The Borrowers have requested that, concurrently with the closing of the Acquisition, the Lender Parties lend to the Term B Borrower up to the full amount of the Term B Facility and commit to provide up to the full amount of the Revolving Credit Facility to pay to Seller a portion of the consideration for the Acquisition, pay transaction fees and expenses, refinance certain Existing Debt (as hereinafter defined) of the Revolving Credit Borrower and its Subsidiaries and that, from time to time, the Lender Parties lend to the Revolving Credit Borrower and issue Letters of Credit for the account of the Revolving Credit Borrower to provide working capital for the Revolving Credit Borrower and its Subsidiaries.  The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms

Maguire -- Credit Agreement (1)

.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Properties” has the meaning specified in the Preliminary Statements hereto.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term B Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Adjusted EBITDA” means, for any Real Property or Person for any period, EBITDA of or attributable to such Real Property or Person for such period adjusted to exclude (a) the effects of all extraordinary, unusual or non-recurring non-cash gains, non-cash losses, non-cash charges or expenses and (b) cash expenses for Transaction Costs; provided, however, that, for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Real Property (including through the acquisition of Equity Interests) by the General Partner or any of its Subsidiaries during such period, Adjusted EBITDA of such Person will be adjusted to (x) include, in the case of an acquisition, an amount equal to the product of (i) the actual Adjusted EBITDA of such Person generated by the Real Property so acquired during such period, multiplied by (ii) a fraction the numerator of which is the total number of days in such period and the denominator of which is the actual number of days in such period that such Real Property was owned by the General Partner or such Subsidiary and (y) exclude, in the case of a disposition, an amount equal to the actual Adjusted EBITDA generated by the Real Property so disposed of during such period.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Loan Party or Subsidiary was the sole “Affected Party,” and (c) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement).

“Annualized Net Operating Income” means, for any Real Property for any fiscal quarter, the product of (a) Net Operating Income attributable to such Real Property for such fiscal quarter multiplied by (b) four.

Maguire -- Credit Agreement (2)

“Applicable Borrower” means (a) in respect of the Revolving Credit Facility, the Letter of Credit Facility and the Swing Line Facility, the Revolving Credit Borrower and (b) in respect of the Term B Facility, the Term B Borrower.

“Applicable Capitalization Rate” means, with respect to any Real Property of a type set forth below, the percentage set forth below for such type of Real Property:

Asset Type	Applicable Capitalization Rate
Office Real Property and Retail Real Property	5.375%
Hotel Real Property	7.5%

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term B Facility, 1.00% per annum for Base Rate Advances and 2.00% per annum for Eurodollar Rate Advances, (b) in respect of the Swing Line Facility, as set forth in clause (c) below for Base Rate Advances and (c) in respect of the Revolving Credit Facility, (i) following the Effective Date until the first receipt by the Administrative Agent of the financial statements required to be delivered pursuant to Section 5.03(c), 1.00% per annum for Base Rate Advances and 2.00% per annum for Eurodollar Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I Less than Level II	0.50%	1.50%
Level II Less than Level III but greater than or equal to 0.550:1.00	0.75%	1.75%
Level III Greater than or equal to 0.625:1.00	1.00%	2.00%

The Applicable Margin for each Revolving Credit Advance shall be determined by reference to the Leverage Ratio in effect from time to time; provided, however, that (A) no reduction in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the chief financial officer of the Revolving Credit Borrower demonstrating such Leverage Ratio and (B) the Applicable Margin shall be at Level III for so long as the Revolving Credit Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

Maguire -- Credit Agreement (3)

“Applicable Release Price” means, as to any Real Property specified on Part II of Schedule VI hereto, the amount specified for such Real Property on Schedule VI hereto.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment or outstanding Advance with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Asset Value” means, at any date of determination, (a) in the case of any Real Property (other than any Development Property or Other Real Property), (i) the Annualized Net Operating Income attributable to such Real Property for the fiscal quarter most recently ended less all management fees payable to an unaffiliated property manager in respect of such Real Property during such period, divided by (ii) the Applicable Capitalization Rate (based on the relevant asset type), provided,however, that in the case of any Real Property (other than any Development Property or Other Real Property) in which the General Partner or any of its Subsidiaries has acquired any direct or indirect interest (including through the acquisition of Equity Interests) during any fiscal quarter, “Asset Value” for such fiscal quarter shall be the lesser of (1) the Annualized Net Operating Income for such Real Property divided by the Applicable Capitalization Rate and (2) the purchase price of such Real Property, and (b) in the case of any Development Property or Other Real Property, the most recently appraised value (such appraisal to have been conducted within the last twelve months) of such Development Property or Other Real Property or, in the absence of any such appraisal, the book value of such Development Property or Other Real Property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced by CS in New York, New York, from time to time, as CS’s “prime rate”; and

(b)           ½ of 1% per annum above the Federal Funds Rate.

Maguire -- Credit Agreement (4)

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of each Borrower specified by such Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term B Borrowing, a Delayed Term B Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures; provided, however, that “Capital Expenditures” shall not include (x) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the  loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking or the threat of taking by eminent domain or condemnation of the assets being replaced, (y) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (z) the purchase of plant, property and equipment made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Revolving Credit Borrower or any of its Subsidiaries free and clear of all Liens other than Liens permitted under Section 5.02(a) and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

 “CFC” means an entity that is a controlled foreign corporation of the Revolving Credit Borrower under Section 957 of the Internal Revenue Code.

Maguire -- Credit Agreement (5)

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the General Partner (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the General Partner; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the General Partner shall cease for any reason to constitute a majority of the board of directors of the General Partner; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the General Partner; or (d) the General Partner ceases to be the general partner of the Revolving Credit Borrower; (e) the General Partner ceases to be the legal and beneficial owner of all of the general partnership interests in the Revolving Credit Borrower and of Voting Interests of the Revolving Credit Borrower representing at least 35% of the combined voting power of all Voting Interests of the Revolving Credit Borrower; or (f) the Revolving Credit Borrower ceases to own directly 100% of the Equity Interests in the Term B Borrower.

“Closing Condition Limitations” means that, on the date of the Initial Extension of Credit, other than in respect of Section 4.01(a), (d), (e), (f) and (l), the representations of the Loan Parties set forth in Section 4.01 in respect of the Acquired Properties shall be limited to the extent of the representations and warranties made by the Seller as set forth in the Purchase Agreement in respect of the Acquired Properties.

“CMBS” means commercial mortgage backed securities.

“CMBS Bridge Financing” means, collectively, as applicable, the financing provided under the Loan Agreement dated on or about the Effective Date by and between the Initial CMBS Borrowers, as borrowers, and Column Financial, Inc., Lehman Brothers Holdings Inc., and Merrill Lynch Mortgage Lending Inc., as lenders.

“CMBS Documents” means the definitive documentation for the CMBS Bridge Financing and any CMBS Mortgage Financing.

“CMBS Mortgage Financing” means any Mortgage Financing of a CMBS Property.

“CMBS Properties” means, in each case to the extent owned by a Subsidiary of the Company, the Existing CMBS Properties and the Acquired Properties listed in Parts I and II of Schedule III to this Agreement.

“CMBS Subsidiaries” means the Initial CMBS Borrowers and Maguire Holdings II LLC and their respective Subsidiaries (each of which (other than the New TRS Subsidiaries) shall be a bankruptcy remote, special purpose entity having one or more independent directors and otherwise structured on terms acceptable to the Administrative Agent).

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

Maguire -- Credit Agreement (6)

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrowers and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“CS” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests in accordance with GAAP) or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations of such Person of Obligations of the types referred to in clauses (a) through (h) above, (j) all Synthetic Debt of such Person and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

Maguire -- Credit Agreement (7)

“Debt for Borrowed Money” of any Person means the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person, (ii) all Synthetic Debt of such Person at such date and (iii) all Mortgage Financings in the form of Preferred Interests; provided, however, that in the case of the General Partner and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided, further, that Debt for Borrowed Money shall not include indebtedness to the extent such indebtedness is secured by an effective Lien on cash or Cash Equivalents in a manner not prohibited by the terms of this Agreement that is intended to secure such indebtedness.

 “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Applicable Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or the Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Delayed Draw Period” means the period ending 60 days after the Effective Date.

“Delayed Properties” means, to the extent not acquired on the Effective Date, the Brea Corporate Place and/or Two California Plaza properties identified in Part IV to Schedule III hereto.

Maguire -- Credit Agreement (8)

“Delayed Properties Allocated Purchase Price” means that portion of the acquisition costs of the Acquired Properties allocated to the Delayed Properties, as determined on or prior to the Effective Date on terms reasonably acceptable  to the Administrative Agent.

“Development Properties” means all Real Property listed on Part I of Schedule VI hereto and as to any future acquisitions of Real Property, properties classified as development properties or identified as undeveloped land or land held for sale or similar designation on a Consolidated balance sheet of the General Partner and its Subsidiaries (it being understood that with respect to Real Property that includes a developed portion, “Development Property” shall refer to that portion of the Real Property intended for future development).

“Delayed Term B Advance” has the meaning specified in Section 2.01(b) hereto.

“Delayed Term B Borrowing” means a borrowing consisting of simultaneous Delayed Term B Advances of the same Type made by the Term B Lenders.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Applicable Borrower and the Administrative Agent as the office or offices through which such Lender Party will perform its obligations under this Agreement.

“EBITDA” means, for any Real Property or Person for any period, the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case of or attributable to such Real Property or Person and determined in accordance with GAAP for such period, including, in the case of any Joint Venture, the JV Pro Rata Share of the EBITDA of such Joint Venture for such period.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank and (iii) following the Joint Bookrunners’ completion of the primary syndication of the Facilities (as notified by the Lead Arranger to the Borrowers) and unless an Event of Default has occurred and is continuing, the Applicable Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

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“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, or legally enforceable decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or applicable regulations or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

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“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Applicable Borrower and the Administrative Agent as the office or offices through which such Lender Party will perform its obligations under this Agreement.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by multiplying (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, such rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period) by (b) the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding an Advance) is subject for Eurocurrency Liabilities.  Eurodollar Rate Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Facility” means that certain $550,000,000 credit agreement dated as of March 15, 2005 (as amended), among the General Partner, the Revolving Credit Borrower, the subsidiaries of the Revolving Credit Borrower parties thereto, the lenders from time to time parties thereto, and CS, as administrative agent.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Letters of Credit” means outstanding letters of credit issued under the Existing Credit Facility and listed on Schedule IV hereto.

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“Facility” means the Term B Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated March 2, 2007 among the Revolving Credit Borrower, the Administrative Agent, the Lead Arranger, the Joint Bookrunners, Column Financial Inc., Lehman Brothers Holding Inc. and Merrill Lynch Mortgage Lending, Inc.

“Fiscal Year” means a fiscal year of the Revolving Credit Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest payable in cash on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (ii) scheduled principal repayments of all Debt for Borrowed Money (other than the Term B Facility) payable plus (iii) all dividends payable on any Preferred Interests, in each case, of or by the General Partner and its Subsidiaries and determined on a Consolidated basis for such period.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary items plus depreciation and amortization, and including, in the case of any Joint Venture, the JV Pro Rata Share of the Funds From Operations of such Joint Venture for such period.

“GAAP” has the meaning specified in Section 1.03.

“General Partner” has the meaning specified in the recital of parties hereto.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Gross Income from Operations” means, as projected for the succeeding twelve-month period based on customary good faith estimates determined in a manner reasonably acceptable to

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the Administrative Agent, all income, computed in accordance with GAAP, derived from the ownership and operation of the Acquired Properties during such period, including, but not limited to, rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the leases of any nature but excluding, rents from tenants that are included in any proceeding of a type described in Section 6.01(f), any insurance proceeds and condemnation proceeds.

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01(a).

“Guaranties” means the guarantee of each of the Revolving Credit Borrower and the Term B Borrower under Article VIII hereof and the Subsidiary Guaranty.

“Guarantors” means each Borrower and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, friable or damaged asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means (a) any Lender Party or an Affiliate of a Lender Party, (b) the Joint Bookrunners or any Affiliate of the Joint Bookrunners and (c) any other Person that was a Lender

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at the time it entered into a Secured Hedge Agreement, in each case in its capacity as a party to a Secured Hedge Agreement.

“Hotel Real Property” means Real Property that operates or is intended to be operated as a hotel, motel or other lodging for transient use of rooms or is a structure from which a hotel, motel or other lodging for transient use of rooms is operated or intended to be operated.

“Identified Properties” means the real estate properties listed on Schedule V hereto.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated April 2007, used by the Joint Bookrunners in connection with the syndication of the Commitments.

“Initial CMBS Borrower” means Maguire Properties Holdings IV, LLC and/or one or more of its Subsidiaries, each a bankruptcy remote, special purpose Delaware limited liability company having one or more independent directors and otherwise structured on terms acceptable to the Administrative Agent

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” means the Lender listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Party” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Swing Line Bank” means the Lender listed on the signature pages hereof as the Initial Swing Line Bank.

“Initial Term B Advance” has the meaning specified in Section 2.01(a).

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Adjusted EBITDA to (b) interest (including capitalized interest but excluding interest funded from interest reserves for any Permitted Construction Financing) payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Revolving Credit Borrower and its Subsidiaries and determined on a Consolidated basis for such period, provided that for purposes of this clause (b), interest shall include, in the case of any Joint Venture, its JV Pro Rata Share of the interest of such Joint Venture for such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding

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Interest Period and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Applicable Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(c)           the Applicable Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(d)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(e)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(f)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of Real Property, any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Bookrunners” has the meaning specified in the recital of parties hereto.

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“Joint Venture” means any joint venture (a) in which the General Partner or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the General Partner or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the General Partner.

“Joint Venture Interests” means Equity Interests in a Joint Venture.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total value of all Equity Interests in such Joint Venture held by the General Partner and any of its Subsidiaries by (b) the total value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii)(A).

“Lead Arranger” has the meaning specified in the recital of parties hereto.

“Leased Real Property” means each parcel of Real Property leased or subleased by any Loan Party or any of its Subsidiaries pursuant to any Real Property Lease.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank, the amount set forth opposite the name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Assumption, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(e).

“Leverage Ratio” means the ratio, expressed as a percentage, of (a) Debt for Borrowed Money of the General Partner and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the General Partner.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained

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security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limited Recourse Carve-Outs” means customary carve-outs to Non-Recourse Debt such as, for example, personal recourse of the Revolving Credit Borrower or any Subsidiary of the Revolving Credit Borrower for fraud, misrepresentation, bankruptcy, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Limited Recourse Guarantee Obligations” means Guarantee Obligations for Limited Recourse Carve-Outs.

“Loan Documents” means (a) for purposes of this Agreement and the Guaranties, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Letter of Credit Agreement, in each case as amended, and (b) for purposes of the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement and (vii) each Secured Hedge Agreement, in each case as amended.

“Loan Parties” means the General Partner, the Borrowers and the Subsidiary Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the Transaction, (b) the business, assets, property, condition (financial or otherwise) or prospects of the General Partner and its Subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Loan Documents or the rights of the Lender Parties.

“Material Contract” means, with respect to any Loan Party, each contract to which such Loan Party is a party involving aggregate consideration payable to or by such Loan Party in an amount of $25,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Loan Party.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgage Financing” means the issuance of CMBS or other commercial mortgage financing, mezzanine financing, Preferred Interests and similar Real Property related financing entered into by any Subsidiary of the Revolving Credit Borrower (other than the Term B Borrower) that is directly or indirectly collateralized by, or in the case of Preferred Interests, that directly or indirectly derive their value from, Real Property or, in each case, any Refinancing Debt incurred to refinance such Mortgage Financing; provided, however, that the Borrowers shall have no Guarantee Obligations in respect of any such Mortgage Financing other than Limited Recourse Guarantee Obligations and other Guarantee Obligations specifically permitted by Section 5.02(b).

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).

“Mortgages” has the meaning specified in Section 3.01(a)(iii).

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“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, in which (a) any Loan Party or any ERISA Affiliates are contributing sponsors or (b) any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates were previously contributing sponsors if any Loan Party or ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to (a) any sale, transfer or other disposition (including, without limitation, any event for which insurance proceeds or casualty or condemnation awards are received) of the Identified Properties or any other asset (or of the Equity Interests of the Person that owns such Identified Property or other asset), (b) the incurrence or issuance of any Debt or (c) the sale or issuance by any Person of any of its Equity Interests (including, without limitation, any capital contribution to such Person), the aggregate amount of cash received (or in the case of a 1031 Exchange, the 1031 Exchange Proceeds derived therefrom) from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions and a reasonable reserve for master lease payments or other income support obligations in connection with any transaction described in clause (a) above, (ii) the amount of taxes payable in connection with or as a result of such transaction,  (iii) the principal amount of, premium, if any, and interest on any Debt that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or within 10 days thereafter), actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; and (iv) proceeds required to be distributed to the General Partner in order to comply with Section 5.01(o) and to avoid the imposition of income or excise taxes on the General Partner, provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, Net Cash Proceeds shall not include, so long as no Event of Default has occurred and is continuing at the time of receipt thereof or within three Business Days following such receipt, (1) 50% of cash receipts from any transaction described in clause (a) relating to the Identified Properties and 100% of cash receipts from any other transaction described in clause (a)  above, in each case, that are used to make Reinvestments in the business of the Borrowers and their Subsidiaries within 270 days after the date of receipt thereof, so long as, pending any such Reinvestment, such cash receipts are either (x) deposited in the Collateral Account to cash collateralize the Facilities or (y) applied to prepay Advances under Section 2.06(a), (2) any cash receipts described in clause (a) above from insurance proceeds, casualty or condemnation awards that are required to be retained by such Loan Party or such Subsidiary, or retained by a creditor with a Lien on such assets or the ground

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lessor of the Leased Real Property on which such assets are located, in each case pursuant to the terms of a financing agreement in respect of such asset or assets or the terms of the lease for such Leased Real Property, as the case may be, for rebuilding or replacement of the applicable asset or assets, so long as any such receipts retained by such Loan Party in respect of a total casualty loss of any Real Property Collateral are held in the Collateral Account until the same are used for such rebuilding or replacement, (3) any 1031 Exchange Proceeds, so long as, in the case of the Identified Properties, within 120 days of such exchange, an amount equal to 50% of the 1031 Exchange Proceeds derived therefrom is applied to prepay Advances under Section 2.06(b)(iv), or (4) cash receipts from any transaction described in clause (a) above that (individually or in the aggregate) do not exceed $5,000,000; and provided, further, that Net Cash Proceeds shall not include, so long as no Event of Default has occurred and is continuing from the time of receipt thereof or within three Business Days following such receipt, cash receipts from any incurrence of Debt to the extent that (x) such Debt was incurred directly in respect of Real Property purchased with, and an amount not to exceed the aggregate, cash receipts from any transaction described in clause (a) above and reinvested in accordance with the third proviso to this definition and (y) such cash receipts are applied to make Reinvestments in the business of the Borrowers and their Subsidiaries within 270 days after the initial receipt of the cash receipts used to purchase such Real Property.

“Net Operating Income” means, with respect to any Real Property for any period, the total rental and other income from the operation of such Real Property for such period, after deducting all expenses and other proper charges incurred by the Revolving Credit Borrower in connection with the operation and maintenance of such Real Property during such period, including, without limitation, management fees, real estate taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, in each case for such period, all as determined in accordance with GAAP.

“New TRS Subsidiaries” means the Subsidiaries identified on Schedule 4.01(b) hereto as “New TRS Subsidiaries”.

“Non-Guarantor Subsidiary” means (a) the CMBS Subsidiaries, (b) Maguire Properties Holdings II, LLC and its Subsidiaries, (c) the TRS Subsidiaries, and (d) any direct or indirect Subsidiary of the Revolving Credit Borrower (other than the Term B Borrower) that (i) is not required to be or to become a Subsidiary Guarantor pursuant to the terms of this Agreement or (ii) is unable to guaranty the Obligations of the Loan Parties under the Loan Documents at such time because it is party to one or more Non-Guarantor Subsidiary Agreements that prohibit such Non-Guarantor Subsidiary from entering into the Guaranty set forth in Article VIII or a Guaranty Supplement.

“Non-Guarantor Subsidiary Agreement” means for each Subsidiary of the Term B Borrower or any other Subsidiary of the Revolving Credit Borrower that is a Subsidiary Guarantor on the Effective Date, any agreement entered into in connection with a Mortgage Financing or Permitted Construction Financing, in each case permitted under Section 5.02(b), that prohibits such Subsidiary from being a Subsidiary Guarantor hereunder, subject to compliance with Section 8.08.

 “Non-Recourse Debt” means Debt with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of Real Property or any related assets encumbered by a Lien securing such Debt and/or (b) the general credit of any Property-Level Subsidiary and/or the Equity Interests therein, it being understood that the instruments governing such Debt may include Limited Recourse Carve-Outs.

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“Note” means a Term B Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(e).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e).

 “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Office Real Property” means Real Property (exclusive of any Development Property) that is an office building or a structure from which commercial businesses operate.

“Operating Expenses” means, as projected for the succeeding twelve-month period based on customary good faith estimates determined in a manner reasonably acceptable to the Administrative Agent, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Acquired Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, operational equipment or other lease payments as approved by the Administrative Agent, and other similar costs, but excluding depreciation, debt service, Capital Expenditures and any other reserves required under the Loan Documents.

“Other Real Property” means Real Property that is neither Hotel Real Property nor Office Real Property nor Retail Real Property.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Owned Real Property” means any Real Property owned by any Loan Party or any of its Subsidiaries from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

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“Permitted Construction Financing” means Non-Recourse Debt incurred to finance the construction or improvement of a Development Property (inclusive of Non-Recourse Debt incurred as part of such construction financing and applied to reimburse the General Partner or its Subsidiaries for construction costs previously paid by the General Partner or its Subsidiaries to fund the related construction); provided, however, that the Borrowers shall have used commercially reasonable efforts to obtain the agreement of the construction lender(s) to the pledge of (or maintenance of the pledge of) the direct or indirect Equity Interest in the Property Level Subsidiary for such Development Property under the terms of the Collateral Documents, and if such agreement has not been obtained, prepaid the Term B Loan in an amount equal to the Applicable Release Price, if any, for such Development Property; provided, further, that Guarantee Obligations shall be permitted in respect of such Permitted Construction Financing to the extent provided in Section 5.02(b)(xii).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Delayed Property Financing” means a financing permitted under this Agreement, other than the CMBS Bridge Financing used to finance all or a portion of Delayed Properties.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet delinquent; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public, regulatory, ordinary course contractual, warranty or statutory obligations (other than, in the case of contractual or warranty obligations, any such obligations that give rise to Debt); (d) covenants, conditions and restrictions and easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) any Permitted Encumbrances; (f) Tenant Leases; (g) any attachment or judgment Liens not resulting in an Event of Default under Section 6.01(g); and (h) Liens arising from the filing of any UCC financing statement regarding leases or charges not prohibited by this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

 “Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.06(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

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“Projected Net Operating Income” means, as of the Effective Date, for the succeeding twelve-month period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Property-Level Subsidiary” means any Subsidiary of the Revolving Credit Borrower that holds a direct fee or leasehold interest in any single building (or group of related buildings) or parcel (or group of related parcels) of real property and related assets and not in any other building or parcel of Real Property or any direct or indirect parent of any such Subsidiary that has as its primary business to hold, directly or indirectly, the Equity Interests in such Subsidiary.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Purchase Agreement” has the meaning specified in the preliminary statements hereto.

“Real Property” means all right, title and interest of any Loan Party and any of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Real Property Collateral” means the Senior Facilities Properties and any other owned or leased real property that becomes subject to a Mortgage pursuant to Section 5.01(j).

“Real Property Lease” means all leases of Real Property under which any Loan Party or any of its Subsidiaries is a lessee from time to time.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (i) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, (ii) the principal (or committed) amount of such Debt shall not be increased above the principal (or committed) amount thereof outstanding immediately prior to such extension, refunding or refinancing (plus the amount of all fees, costs and expenses incurred in connection with such extension, refunding or refinancing) and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, except that the direct parent of an obligor (so long as such direct parent is not a Loan Party) may become a party thereto in the case of any mezzanine financing permitted under this Agreement, and (iii) the terms relating to principal amount, amortization, maturity and subordination (if any), taken as a whole, of any such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection

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therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced and the interest rate applicable to any such Refinancing Debt does not exceed the then applicable market interest rate.

“Register” has the meaning specified in Section 9.07(e).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestments” means (a) Capital Expenditures, (b) lease commissions and (c) any Investment permitted to be made under Section 5.02(f), it being understood that to the extent that any such Investment is structured as an exchange under Section 1031 of the Internal Revenue Code (a “1031 Exchange”), the term ‘Reinvestments’ shall include deposits with an accommodator or into a qualified escrow account solely for the purpose of facilitating such Investment, as well as the related Investment.”

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Related Documents” means the Purchase Agreement and the CMBS Documents.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Retail Real Property” means Real Property that is operated primarily or is intended to be operated primarily as a retail complex or retail center.

“Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Revolving Credit Borrower” has the meaning specified in the recital of parties to this Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the

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Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Revolving Credit Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Revolving Credit Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Seller” has the meaning specified in the preliminary statements hereto.

“Senior Facilities Properties” means the properties listed on Part III of Schedule III hereto.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, in which (a) any Loan Party or any ERISA Affiliate, and no Person other than the Loan Parties and the ERISA Affiliates, is a contributing sponsor or (b) any Loan Party or any ERISA Affiliate, and no Person other than the Loan Parties and the ERISA Affiliates, is a contributing sponsor if such Loan Party or ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” has the meaning specified in Section 8.06.

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“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Revolving Credit Borrower listed on Schedule II hereto and each other Subsidiary of the Revolving Credit Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j), which, in each case, shall not include any Non-Guarantor Subsidiary.

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Assumption, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(e) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

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“Synthetic Debt” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person (excluding operating leases) but which upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 2.12(a).

“Tenant Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Revolving Credit Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business.

“Term B Advance” means an Initial Term B Advance and/or a Delayed Term B Advance.

“Term B Borrower” has the meaning specified in the recital of parties to this Agreement.

“Term B Borrowing” means a borrowing consisting of simultaneous Initial Term B Advances or Delayed Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment” or, if such Lender has entered into one or more Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(e) as such Lender’s “Term B Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ outstanding Term B Commitments and other outstanding Term B Advances at such time.

 “Term B Lender” means any Lender that has a Term B Commitment.

“Term B Maturity Date” means the date that is five years following the Effective Date.

“Term B Note” means a promissory note of the Term B Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Term B Borrower to such Lender resulting from the Term B Advance made by such Lender, as amended.

“Termination Date” means the earlier of (a) the date that is four years following the Effective Date and (b) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment pursuant to Section 2.05 or 6.01.

“Total Asset Value” means, on any date of determination, the sum of the Asset Values for all Real Property at such date; provided, further that, with respect to any real property owned (and for this purpose being deemed to constitute “Real Property”), directly or indirectly, by a Joint Venture, Total Asset Value shall include the JV Pro Rata Share of the Asset Value for such Real Property.

“Transfer” has the meaning specified in Section 5.02(e).

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“Transaction” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transaction Costs” means the fees and expenses incurred in connection with the Transaction up to an aggregate amount of approximately $50,000,000.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“TRS Subsidiaries” means Maguire Properties Services, Inc., Maguire Properties-Solana Services, L.P., MP-Solana Services GP, LLC and MP-Solana Services LP, LLC and the New TRS Subsidiaries.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“Unused Term Facility Commitment” means, with respect to any Term B Lender at any time, such Lender’s Term B Commitment at such time minus the sum of (a) the applicable Term B Lender’s Initial Term B Advance and (b) the aggregate amount of all such Lender’s Delayed Term B Advances outstanding at such time; provided that, the aggregate amount of all Unused Term Facility Commitments shall not exceed an amount equal to the lesser of 20% of the Delayed Properties Allocated Purchase Price and $150,000,000.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“1031 Exchange” has the meaning specified in the definition of “Reinvestments”.

“1031 Exchange Accomodator” means a Person acting as an accomodator for purposes of a 1031 Exchange.

“1031 Exchange Proceeds” means the imputed net proceeds from the disposition of Real Property pursuant to a 1031 Exchange transaction.

SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions

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.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.  Accounting Terms

.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01.  The Advances and the Letters of Credit

.  (a)   The Initial Term B Advances.  Subject to Section 2.01(b), each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Initial Term B Advance”) to the Term B Borrower on the Effective Date in an amount not to exceed such Lender’s Term B Commitment at such time.  The Term B Borrowing shall consist of Initial Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           The Delayed Term B Advances.  In the event that the Delayed Properties are not acquired on the Effective Date, each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Delayed Term B Advance”) from time to time on any Business Day during the Delayed Draw Period in an amount for each such advance not to exceed such Lender’s Unused Term Facility Commitment at such time; provided that such Delayed Term B Advances shall be made ratably with delayed advances under the CMBS Bridge Facility or a Permitted Delayed Property Financing. Each Delayed Term B Borrowing shall consist of Delayed Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c)           The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Revolving Credit Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time.  Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Revolving Credit Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d)           The Swing Line Advances.  The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Revolving Credit Borrower from time to time

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on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Revolving Credit Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).  Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(e)           The Letters of Credit.  The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) standby letters of credit (the “Letters of Credit”) in U.S. Dollars for the account of the Revolving Credit Borrower from time to time on any Business Day during the period from the Effective Date until five days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) the Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Revolving Credit Borrower or the beneficiary to require renewal) later than the earlier of five days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least five Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Revolving Credit Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five days before the Termination Date.  If either a Notice of Renewal is not given by the Revolving Credit Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Revolving Credit Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Revolving Credit Borrower may request the issuance of Letters of Credit under this Section 2.01(e), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(e).

SECTION 2.02.  Making the Advances

.  (a)  Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the

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proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Applicable Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Applicable Borrower by crediting the Applicable Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b)           (i)  Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Revolving Credit Borrower to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such Borrowing and (ii) amount of such Borrowing.  The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Revolving Credit Borrower by crediting the Revolving Credit Borrower’s Account.

(ii)                 The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Revolving Credit Borrower (and the Revolving Credit Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding.  Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02.  The Swing Line Bank shall furnish the Revolving Credit Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii)                 If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

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(iv)                 If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v)                 Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, either Borrower or any other Person for any reason whatsoever, (B) the occurrence and continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02.  No funding of risk participations shall relieve or otherwise impair the obligation of the Revolving Credit Borrower to repay Swing Line Advances, together with interest as provided herein.

(c)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for the initial Borrowing hereunder and for the period from the date hereof to the date that is 10 Business Days following the Effective Date (or such earlier date as shall be specified in its sole discretion by the Administrative Agent) or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term B Advances may not be outstanding as part of more than five separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than ten separate Borrowings.

(d)           Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Applicable Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Applicable Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Applicable Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Applicable Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Applicable Borrower, the interest rate applicable at such time under

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Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Revolving Credit Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof (a “Notice of Issuance”) by telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Revolving Credit Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Revolving Credit Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Revolving Credit Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)           Letter of Credit Reports.  The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Credit Lender on a quarterly basis a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c)           Participations in Letters of Credit.  Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay, upon request by the Administrative Agent such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Revolving Credit Borrower forthwith on the date due as provided in Section 2.04(d) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds and on the day specified in such request, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement.  Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.03(a) (except that the Borrower shall not be deemed to have made any representations and warranties).  Each Revolving Credit Lender acknowledges and agrees that

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its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d)           Drawing and Reimbursement.  The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e)           Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(f)           Existing Letters of Credit.

(g)             Nothwithstanding anything to the contrary contained herein, concurrently with the Initial Extension of Credit, each Existing Letter of Credit shall automatically be deemed to be a Letter of Credit issued under this Agreement and subject to the terms hereof.

SECTION 2.04.  Repayment of Advances

.  (a)  Term B Advances.  The Term B Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Advances in quarterly installments payable on the last Business Day of each March, June, September and December, commencing on June 30, 2007, in an amount equal to 0.25% of the aggregate principal amount of the Term B Advances (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06); provided, however, that the final principal installment shall be repaid on the Term B Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term B Advances outstanding on such date.

(b)           Revolving Credit Advances.  The Revolving Credit Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c)           Swing Line Advances.  The Revolving Credit Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them no later than the Termination Date.

(d)           Letter of Credit Advances.  (i)  The Revolving Credit Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that

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has made a Letter of Credit Advance on the earlier of one Business Day following the making of such Letter of Credit Advance and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)           The Obligations of the Revolving Credit Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)           any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Revolving Credit Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)           the existence of any claim, set-off, defense or other right that the Revolving Credit Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)           any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)           payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F)           any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Revolving Credit Borrower in respect of the L/C Related Documents; or

(G)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Revolving Credit Borrower or a guarantor.

SECTION 2.05.  Termination or Reduction of the Commitments

.  (a)  Optional.  The Applicable Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term B Facility, Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

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(b)           Mandatory.  (i)   The Term B Facility shall be permanently reduced on the day following the Delayed Draw Period by an amount equal to the Unused Term Facility Commitments on such day.

 (ii)           The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii)           The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06.  Prepayments

.  (a)  Optional.  The Applicable Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Applicable Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Applicable Borrower shall also pay any amounts owing pursuant to Section 9.04(c).  Each such prepayment of any Term B Advances shall be applied as specified by the Term B Borrower.

(b)           Mandatory.  (i)  Except to the extent required to prepay amounts owing under the CMBS Bridge Financing, the Borrowers shall, within 3 Business Days of the date of receipt of any Net Cash Proceeds by the Revolving Credit Borrower or any of its Subsidiaries, on or after the Effective Date, of any CMBS Mortgage Financing or from the sale, transfer or other disposition of any CMBS Property (including any insurance proceeds or condemnation awards or any refund in respect of the purchase price for any acquisition thereof) to a Person that is not a Subsidiary of the General Partner,  prepay an aggregate principal amount of the Term B Advances comprising part of the same Borrowings in an amount equal to 100% of such Net Cash Proceeds.  Each such prepayment shall be applied to the installments of the Term B Facility in direct order of maturity.

(ii)           Within 3 Business Days of the date of receipt of any Net Cash Proceeds by the Revolving Credit Borrower or any of its Subsidiaries (A) of any Mortgage Financing (other than any CMBS Mortgage Financing), (B) from the sale, transfer or other disposition of any Real Property (other than the CMBS Properties) (including any insurance proceeds or condemnation award or any refund in respect of the purchase price for any acquisition thereof) or any Joint Venture Interests (or Equity Interests in any other entity that holds as its principal asset, whether directly or indirectly, interests in real property), in each case, to a Person that is not a Subsidiary of the General Partner or (C) from the incurrence or issuance by the General Partner or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b) but including Debt incurred or issued pursuant to Section 5.02(b)(viii) and Refinancing Debt incurred or issued pursuant to Section 5.02(b)(iv)), the Borrowers shall prepay an aggregate principal amount of the Term B Advances comprising part of the same Borrowings in an amount equal to 100% of such Net Cash Proceeds.  Each such prepayment shall be applied to the installments of the Term B Facility in direct order of maturity.

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(iii)           Within 3 Business Days of the date of receipt of any Net Cash Proceeds by the Revolving Credit Borrower or any of its Subsidiaries from the issuance by the General Partner or any of its Subsidiaries of any Equity Interests (other than Equity Interests issued pursuant to Section 5.02(g) or to any Subsidiary of the General Partner), prepay an aggregate principal amount of the Term B Advances comprising part of the same Borrowings in an amount equal to 50% of such Net Cash Proceeds.  Each such prepayment shall be applied to the installments of the Term B Facility in direct order of maturity.

(iv)           Without duplication of clause (ii) above, promptly following the making of a request for the release of any Guaranty or Collateral in connection with any Mortgage Financing or Permitted Construction Financing or the sale, transfer or other disposition of an Identified Property (or of the Equity Interests in the entity that owns such Identified Property) to a Joint Venture, in each case  to the extent such release is otherwise permitted by this Agreement (and as a condition precedent to such release), the Borrowers shall prepay an aggregate principal amount of the Term B Advances comprising part of the same Borrowings in an amount equal to (A) in the case of any such Mortgage Financing or Permitted Construction financing, the Applicable Release Price for such Collateral and (B) in the case of any such sale, transfer or other disposition of an Identified Property (or of the Equity Interests in the entity that owns such Identified Property) to a Joint Venture, the net value attributed to such Identified Property or such Equity Interests as part of such sale, transfer or other disposition, in each case under clause (A) or (B) above, any such amount to be less any amount otherwise payable pursuant to this Section 2.06(b) in respect of such Mortgage Financing, Permitted Construction Financing or such sale, transfer or other disposition.  Each such prepayment shall be applied to the installments of the Term B Facility in direct order of maturity.

(v)           The Revolving Credit Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(vi)           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07.  Interest

.  (a)  Scheduled Interest.  The Applicable Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                 Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on June 30, 2007, during such periods and, in the case of Term B Advances, on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                 Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such

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Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent, the Administrative Agent may, and upon the request of the Required Lenders, the Administrative Agent shall, require that each Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c)           Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Applicable Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08.  Fees

.  (a)  Commitment Fee.  The Revolving Credit Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2007, and on the Termination Date at the rate of 1/2 of 1% per annum on the average daily unused portion of each Appropriate Lender’s average daily Unused Revolving Credit Commitment of such Lender during such quarter; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolving Credit Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Revolving Credit Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           Delayed Draw Commitment Fee, Letter of Credit Fees, Etc.  (i)  The Term B Borrower shall pay to the Administrative Agent for the account of each Term B Lender a commitment fee, payable monthly in arrears commencing on the first Business Day that is 30 days following the Effective Date and upon the date that Unused Term B Commitments are fully funded or terminated, on such Lender’s Pro Rata Share of the average daily aggregate Unused Term B Commitments during such month at a rate of 0.50% per annum, calculated based on the number of elapsed days in a 360-day year.

(ii)           The Revolving Credit Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last Business

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Day of each March, June, September and December, commencing June 30, 2007, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at a rate equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility.  Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent, the Administrative Agent may, and, upon the request of the Required Lenders, the Administrative Agent shall require that the amount of the commission payable by the Revolving Credit Borrower under this clause (b)(i) be increased by 2% per annum.

(iii)           The Revolving Credit Borrower shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Revolving Credit Borrower and the Issuing Bank shall agree.

(c)           Agents’ Fees.  The Borrowers shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrowers and such Agent.

SECTION 2.09.  Conversion of Advances

.  (a)  Optional.  The Applicable Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Applicable Borrower.

(b)           Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)           If the Applicable Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Applicable Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)           Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Increased Costs, Etc

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.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Applicable Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Applicable Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Applicable Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(a); provided, further, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Applicable Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender Party determines that compliance with any law or regulation after the date hereof or any guideline or request after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Applicable Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided, however, that the Applicable Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Applicable Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(b).  A certificate as to such amounts submitted to the Applicable Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)           If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Applicable Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be

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suspended until the Administrative Agent shall notify the Applicable Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Applicable Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Applicable Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)           In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Applicable Borrower referred to below) the Applicable Borrower may, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Applicable Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (c) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

SECTION 2.11.  Payments and Computations

.  (a)  Each Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed, in the sole discretion of the Administrative Agent, to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Applicable Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Applicable Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(f), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the

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other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder except for accrued interest owing to the Lender Party assignor which shall be payable directly to such Lender Party.

(b)           Each Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Applicable Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)           All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Applicable Borrower will not make such payment in full, the Administrative Agent may assume that the Applicable Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Applicable Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)                 first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)                 second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in

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their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii)                 third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 17 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)                 fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)                 fifth, to the payment of all of the fees that are due and payable to the Appropriate Lenders under Section 2.08(a) on such date, ratably based upon the respective undrawn aggregate Commitments of such Lenders under the Facilities on such date;

(vi)                 sixth, to the payment of all of the accrued and unpaid interest on the Obligations under or in respect of the Loan Documents that is due and payable to the Agents and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Lender Parties on such date;

(vii)                 seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Lender Parties on such date;

(viii)                 eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

(ix)                 ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12.  Taxes

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.  (a)  Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).  Each Lender Party represents as of the date hereof that, to the best of its knowledge without having conducted any investigation, except for any Other Taxes that may be imposed under the federal, state or local laws of the United States (or any political subdivision thereof), it is not aware of the imposition of any Other Taxes with respect to this Agreement or any other Loan Document.

(c)           The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction (taking into account any available credits, as determined in the reasonable discretion of the Lender Party or each Agent (as the case may be), arising from the imposition of the underlying Taxes or Other Taxes) on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefore, provided, however, that the Applicable Borrower shall not be obligated to make payment to any Lender Party or the Administrative Agent (as the case may be) pursuant to this Section 2.12 in respect of penalties, interest and other liabilities attributable to any Taxes or Other Taxes, if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender Party or the Administrative Agent.

(d)           Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

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(e)           Each Lender Party that is not a “United States person”, as defined in Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by any Loan Party or as otherwise described below (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with (x) two original Internal Revenue Service Forms W-8BEN or W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or (y) in the case of a Lender Party that has certified in writing to the Administrative Agent and the applicable Loan Party that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of either Borrower or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), two copies of the Internal Revenue Service Form W-8BEN, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from United States withholding tax on payments pursuant to this Agreement or the other Loan Documents.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or W-8IMY, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to each Borrower and shall not be obligated to include in such form or document such confidential information.  Further, each Lender Party that is not a “United States person”, as defined in Section 7701(a)(30) of the Internal Revenue Code, agrees to deliver to the applicable Loan Party and the Administrative Agent two further fully completed and signed copies of the above reference forms, or successor and related applicable forms, promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it in accordance with applicable United States laws and regulations and to deliver promptly to the applicable Loan Party and the Administrative Agent such additional statements and forms as shall be reasonably requested by the applicable Loan Party from time to time unless, in any such case, any change in law or regulation has occurred subsequent to the date such Lender Party became a party to this Agreement which renders all such forms inapplicable or which would prevent such Lender Party from properly completing and executing any such form with respect to it and such Lender Party promptly notifies the applicable Loan Party and the Administrative Agent if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this Section 2.12(e).  For purposes of subsection (e) of this Section 2.12, the terms “United States” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f)           For any period with respect to which a Lender Party has failed to provide either Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof,

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occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to a Tax gross-up under subsection (a) or indemnification under subsection (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous in any material respect to such Lender Party.

(h)           If any Lender Party or the Administrative Agent receives a refund of Taxes or Other Taxes paid by the Applicable Borrower or for which the Applicable Borrower has indemnified any Lender Party or the Administrative Agent, as the case may be, pursuant to this Section 2.12, then such Lender Party or the Administrative Agent, as applicable, shall pay such amount, net of any expenses incurred by such Lender Party or the Administrative Agent, to the Applicable Borrower within 30 days of the receipt of such Taxes or Other Taxes.  Notwithstanding the foregoing, (i) the Applicable Borrower shall not be entitled to review the tax records or financial information of any Lender Party or the Administrative Agent and (ii) neither the Administrative Agent nor any Lender Party shall have any obligation to pursue (and no Loan Party shall have any right to asset) any refund of Taxes or Other Taxes that may be paid by the Applicable Borrower.

SECTION 2.13.  Sharing of Payments, Etc

.  If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so

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recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14.  Use of Proceeds

.  (a) The proceeds of the Initial Term B Advances will be used by the Term B Borrower, on the Effective Date, solely to (i) finance, in part, the Acquisition, (ii) refinance Existing Debt and (iii) pay the Transaction Costs, (b) the proceeds of the Revolving Credit Advances will be used by the Revolving Credit Borrower (i) on the Effective Date, solely to (A) refinance Existing Debt and (B) pay the Transaction Costs and (ii) after the Effective Date, solely for working capital and other general corporate purposes of the Revolving Credit Borrower and its Subsidiaries; provided, however, that to the extent that the Revolving Credit Borrower applies any cash receipts referred to in clause (a) of the definition of “Net Cash Proceeds” to prepay Revolving Credit Advances under Section 2.06(a), a portion of the Revolving Credit Facility shall be restricted in use to make Reinvestments in an amount, as determined on any date, equal to (A) the aggregate amount of such cash receipts used to prepay Revolving Credit Advances as of such date less (B) the aggregate amount of Revolving Credit Advances that have been used to make Reinvestments following the date of receipt of such cash receipts, and (c) the proceeds of the Delayed Term B Advances will be used by the Term B Borrower, on the applicable funding date, to finance, in part, the acquisition of the Delayed Properties.

SECTION 2.15.  Defaulting Lenders

.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Applicable Borrower and (iii) the Applicable Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Applicable Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Applicable Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, the Applicable Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Applicable Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  The Applicable Borrower shall notify the Administrative Agent at any time the Applicable Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Applicable Borrower to or for the account of such Defaulting Lender which is paid by the Applicable Borrower, after giving effect to the amount set off and

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otherwise applied by the Applicable Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Applicable Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Applicable Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Applicable Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i)                 first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii)                 second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and

(iii)                 third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Applicable Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Applicable Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Applicable Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with the Administrative Agent or another commercial bank selected by the Administrative Agent  (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time

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shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)                 first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii)                 second, to the Issuing Bank and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Bank and the Swing Line Bank;

(iii)                 third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv)                 fourth, to the Applicable Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Applicable Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16.  Evidence of Debt

.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Applicable Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  Each Borrower agrees that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Applicable Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, a Term B Note, as applicable, in substantially the form of Exhibits A-1 and A-2  hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment or the Term B Commitment, respectively, of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

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(b)           The Register maintained by the Administrative Agent pursuant to Section 9.07(e) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Applicable Borrower hereunder and each Lender Party’s share thereof.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Applicable Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Applicable Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01.  Conditions Precedent

.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions have been satisfied and the obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the Effective Date is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date:

(a)           The Administrative Agent shall have received on or before the day of the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender Parties (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)           The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii)           A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each applicable Loan Party (other than the General Partner), together with:

(A)           to the extent certificated, certificates representing the Pledged Equity referred to therein accompanied by undated stock (or its equivalent) powers executed in blank,

(B)           proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

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(C)           completed requests for information, dated on or before the Effective Date listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder, and

(E)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and third-party consents).

(iii)           Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit E hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance satisfactory to the Administrative Agent and covering the Real Property Collateral (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)           evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Encumbrances, and that all filing and recording taxes and fees have been paid,

(B)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C)           consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of PacArts West and Plaza Las Fuentes (to the extent required by the terms of the applicable lease), along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such

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leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(D)           evidence of the insurance required by the terms of the Mortgages,

(E)           an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent and otherwise in form and substance satisfactory to the Lender Parties, and

(F)           such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(iv)           Certified copies of the resolutions of the Board of Directors, general partner or managing member, as applicable, of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(v)           A copy of a certificate of the Secretary of State of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (3) such Loan Party, general partner or managing member, as the case may be, is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi)           A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to

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(A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document  of such Loan Party, general partner or managing member, as applicable,  as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited partnership or limited liability company organized under the laws of the jurisdiction of its incorporation, organization or formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii)           A certificate of the Secretary or an Assistant Secretary of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party by its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable) certifying the names and true signatures of the officers of such Loan Party, general partner or managing member authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii)           Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request.

(ix)           A certificate in substantially the form of Exhibit F hereto attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from its chief financial officer.

(x)           Audited annual financial statements dated December 31, 2006, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma financial statements and forecasts prepared by management of the Revolving Credit Borrower, in form and substance satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements on a quarterly basis for the first two years following the Effective Date and on an annual basis for each year thereafter until the Termination Date, together with a business plan prepared by management of the General Partner reasonably acceptable to the Lender Parties for each year of the Facilities through 2009 setting forth an analysis of the business and prospects of the General Partner and its Subsidiaries.

(xi)           An environmental assessment report with respect to the Acquired Properties, in form and substance satisfactory to the Lender Parties, from an environmental consulting firm acceptable to the Administrative Agent, as to any hazards, costs or liabilities under Environmental Laws with respect to the Acquired Properties to which any Loan Party or any of its Subsidiaries may be subject, the amount and nature of which and the Revolving Credit Borrower’s plans with respect to which shall be acceptable to the Lender Parties, together with evidence, in form and substance

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satisfactory to the Lender Parties, that all applicable Environmental Laws shall have been complied with.

(xii)           An engineering report for each Acquired Property, in form and substance satisfactory to the Administrative Agent, showing that all improvements are in good workable condition and comply with all applicable regulations (including, without limitation, the American Disabilities Act) or, in the case of any material non-compliance, an estimate of the cost and description of any deferred maintenance and repairs.

(xiii)           A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xiv)           A favorable opinion of Latham & Watkins LLP, counsel for the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xv)           A favorable opinion of Venable LLP, Maryland counsel for the Loan Parties, in substantially the form of Exhibit H hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(b)           The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, without any material waiver or amendment that has not been consented to by the Joint Bookrunners of any material term, provision or condition set forth therein, and in compliance with all applicable laws.

(c)           The Administrative Agent shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(d)           The Lender Parties shall have received a certificate of the chief financial officer of the General Partner to the effect that (i) the aggregate Projected Net Operating Income of the Acquired Properties is not less than $135,000,000 (ii) that the Leverage Ratio, determined on a pro forma basis giving effect to the Transaction, is not greater than 0.750:1.00, (iii) that the cash-in-place Net Operating Income for the Acquired Properties for the fiscal year ended December 31, 2006 was at least $122,000,000, and (iv) that the Consolidated Net Operating Income for the General Partner and its Subsidiaries for the fiscal year ended December 31, 2006 was at least $320,461,000.

(e)           Before giving effect to the Transaction, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement).

(f)           The Borrowers shall have paid all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the reasonable accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties).

(g)           The Revolving Credit Borrower and its Subsidiaries shall have received (directly or indirectly through funds advanced to a 1031 Exchange Accomodator) at least $2,500,000,000 in gross proceeds from the borrowing under the CMBS Bridge Financing and/or through the CMBS Mortgage Financings.

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SECTION 3.02.  Conditions Precedent to Each Borrowing and Issuance and Renewal

.  The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Revolving Credit Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or the Issuing Bank a certificate signed by a duly authorized officer of the Applicable Borrower, dated the date of such Borrowing or issuance or renewal, stating that:

(a)           the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date;

(b)           no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(c)           in the case of any Revolving Credit Borrowing or issuance of a Letter of Credit, such Borrowing or issuance complies with Section 2.14(b).

SECTION 3.03.  Determinations Under Section 3.01

.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Loan Parties

.  Subject to the Closing Condition Limitations, each Loan Party represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority

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(including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  The General Partner meets all of the requirements for qualification and taxation as a REIT.  All of the outstanding Equity Interests in the Revolving Credit Borrower have been validly issued, are fully paid and non-assessable and all of such interests owned by the General Partner are owned free and clear of all Liens.

(b)           Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and, except in the case of the General Partner, the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except for Liens permitted under Section 5.02(a) and those created under the Collateral Documents and, with respect to the Real Property Collateral, except for Permitted Encumbrances.

(c)           The execution, delivery and performance by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Transaction Document to which it is or is to be a party are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries, which in the case of clauses (ii) and (iii) above could be reasonably likely to have a Material Adverse Effect.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)           No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations and notices listed on Schedule 4.01(d) hereto, all of which (except as noted thereon) have been or will be duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any

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action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.  The Acquisition has been consummated in accordance in all material respects with the Purchase Agreement and applicable law.

(e)           This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto.  This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f)           There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to our actual knowledge, threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”)) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)           The Consolidated balance sheet of the General Partner and its Subsidiaries and, to the extent available on the Effective Date, the Acquired Properties, as at December 31, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the General Partner and its Subsidiaries and, to the extent available on the Effective Date, the Acquired Properties, for the fiscal year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheets of the General Partner and its Subsidiaries and, to the extent available, the Acquired Properties, as at as at the end of the most recently-ended fiscal quarter, and the related Consolidated statements of income, Consolidated statement of cash flows and stockholders’ equity of the General Partner and its Subsidiaries, in each case, for the three months then ended, duly certified by the chief financial officer of the General Partner, copies of which have been furnished to each Lender Party, fairly present, in the case of the General Partner and its Subsidiaries, and, on the Effective Date, to our actual knowledge fairly present, in the case of the Acquired Properties, subject, in the case of said balance sheet as of the end of such three-month period, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the General Partner and its Subsidiaries and, if applicable, the Acquired Properties, as at such dates and the Consolidated results of operations of the General Partner and its Subsidiaries and, if applicable, the Acquired Properties, for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and, as to any determination following the Initial Extension of Credit, since December 31, 2006, there has been no Material Adverse Change.

(h)           The Consolidated pro forma balance sheet of the General Partner and its Subsidiaries as at December 31, 2006, and the related Consolidated pro forma statements of income and cash flows of the General Partner and its Subsidiaries for the 12 months then ended, certified by the chief financial officer of the General Partner, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of the General Partner and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the General

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Partner and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(i)           The Consolidated forecasted balance sheet, statement of income, statement of cash flows and stockholders’ equity of the General Partner and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Revolving Credit Borrower’s best estimate of its future financial performance.

(j)           Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k)           Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)           Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m)           All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been or will be duly made or taken and are or when made or taken will be in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and Permitted Liens.

(n)           Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o)           Except as otherwise set forth in the environmental reports listed on Schedule 4.01(o) hereto (correct copies of which have been made available to the Administrative Agent), the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

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(p)           Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(q)           Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt) having a principal amount of at least $1,000,000, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(r)           Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Surviving Debt having a principal amount of at least $1,000,000, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(s)           Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money or Obligations under acceptance, letter of credit or similar facilities, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(t)           Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Owned Real Property with a value of $1,000,000 or more showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof.  Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(u)           (1) Set forth on Schedule 4.01(u)(i) hereto is a complete and accurate list of all Real Property Leases (other than Real Property Leases of office space for building management and personnel of the General Partner and its Subsidiaries) showing as of the date hereof the lease, property, lessee, lessor, expiration date of the lease, and annual rent.  Each such Real Property Lease is the legal, valid and binding obligation of the applicable Loan Party or Subsidiary thereof, enforceable against such Loan Party or Subsidiary in accordance with its terms.

(2)           Set forth on Schedule 4.01(u)(ii) hereto is (to the knowledge of the Revolving Credit Borrower in the case of the Acquired Properties) a complete and accurate list of the twenty highest revenue-generating Tenant Leases of the General Partner and its Subsidiaries showing as of the date hereof the tenant, building, location, lessee, expiration date, annualized rent and total leased square feet.  Each such Tenant Lease is the legal, valid and binding obligation of the applicable Loan Party or Subsidiary thereof, enforceable against such Loan Party or Subsidiary in accordance with its terms.

(v)           Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.  Affirmative Covenants

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.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful material claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to any material property and becomes enforceable against its other creditors.

(c)           Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries to comply and take commercially reasonable steps to ensure that all lessees and other Persons operating or occupying its properties comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance (including with respect to the Real Property Collateral, the insurance required by the terms of the Mortgages) including, without limitation, business interruption insurance and earthquake insurance, with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

(e)           Preservation of Legal Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Loan Parties and their Subsidiaries may consummate any merger, consolidation or other transaction permitted under Section 5.02(d) or any Transfer not prohibited under Section 5.02(e), and provided further that no Non-Guarantor Subsidiary shall be required to preserve its existence or be prevented from winding-up or dissolving, if, in either case, (i) the non-preservation, winding-up or dissolution of such Non-Guarantor Subsidiary, as applicable, is (A) as a result of a transaction not prohibited under Section 5.02(d) or (B) upon or following any Transfer not prohibited under Section 5.02(e) in which substantially all of the assets of such Non-Guarantor Subsidiary were sold or otherwise disposed of and (ii) the failure to preserve such Non-Guarantor

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Subsidiary’s existence is not otherwise disadvantageous in any material respect to the Loan Parties and their Subsidiaries taken as a whole.

(f)           Visitation Rights.  At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that the applicable Loan Party may, if it so chooses, be present at or participate in any such discussion.

(g)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)           Transactions with Affiliates; Separateness of CMBS Subsidiaries.  Except as otherwise permitted hereunder, conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Revolving Credit Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.  In addition, each Loan Party will cause the CMBS Subsidiaries, taken as a whole, to be structurally separate from the Loan Parties, including through the election of one or more independent directors, ensuring that all obligations of the CMBS Subsidiaries are non-recourse to the Guarantors and that all transactions between the CMBS Subsidiaries and the Guarantors are conducted on an arm’s-length basis.

(j)           Covenant to Guarantee Obligations and Give Security.  Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries (other than Non-Guarantor Subsidiaries) of the Term B Borrower by any applicable Loan Party or of any Subsidiary of the Revolving Credit Borrower that is or becomes the direct or indirect parent of a Loan Party, (y) the acquisition of any Leased Real Property or Owned Real Property with a value in excess of $5,000,000 by any Loan Party and (z) the acquisition of any Joint Venture Interests (or Equity Interests held by the Revolving Credit Borrower or the Term B Borrower in any other entity that holds as its principal asset, whether directly or indirectly, interests in real property) by any Loan Party, and such property shall not already be subject to, and is required under the terms of the Loan Documents to be subject to, a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties and shall not be subject to a Mortgage Financing or other financing permitted by the terms of this Agreement, then in each case at the Borrowers’ expense:

(i)           in connection with the formation or acquisition of a Subsidiary (other than a Non-Guarantor Subsidiary) that is not a CFC, within 20 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

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(ii)           within 20 days after such formation or acquisition, furnish to the Collateral Agent a description of the Real Properties of such Subsidiary or the Owned Real Property or Leased Real Property so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii)           within 30 days after (A) such acquisition of any Owned Real Property or Leased Real Property duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent (including, without limitation, a Mortgage, together with the Assignment of Leases and Rents referred to therein (and all other items, to the extent applicable, listed in Section 3.01(a)(iii)(B) through (F)) securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition, duly execute and deliver and cause such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the stock of any Subsidiary held by a CFC or a Non-Guarantor Subsidiary shall not be pledged and (B) if such new property is Equity Interests in a CFC, no more than 66% of such Equity Interests shall be required to be pledged in favor of the Secured Parties,

(iv)           within 30 days after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Non-Guarantor Subsidiary or a Subsidiary that is held directly or indirectly by a CFC or Non-Guarantor Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v)           as promptly as practicable after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request,

(vi)           as promptly as practicable after such formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of Real Property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Non-

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Guarantor Subsidiary or a Subsidiary that is held directly or indirectly by a CFC or a Non-Guarantor Subsidiary) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii)           at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Non-Guarantor Subsidiary or a Subsidiary that is held directly or indirectly by a CFC or Non-Guarantor Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Non-Guarantor Subsidiary or a Subsidiary that is held directly or indirectly by a CFC or Non-Guarantor Subsidiary) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements and security agreements, in each case on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j).

(k)           Further Assurances.  (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)           Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(iii)           Take each action set forth on Schedule 5.01(k) hereto within the time period set forth in such schedule for the taking of such action.

(l)           Performance of Related Documents.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document (not including, for purposes of this subsection (l), the CMBS Documents) to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from

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time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

(m)           Preparation of Environmental Reports.  At the request of the Required Lenders, should the Required Lenders reasonably believe there has been a violation of any applicable Environmental Law, a material release or threatened release of Hazardous Materials, a threat to human health or the environment, an Event of Default or a material violation of any Environmental Permit, acting through the Administrative Agent, from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its or its Subsidiaries’ Real Property Collateral described in such request, prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Lenders determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Required Lenders, acting through the Collateral Agent, may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Subsidiary that owns any Real Property Collateral described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n)           Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all Real Property Leases and Tenant Leases, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so in each case where the failure to do so could reasonably be expected to cause a Material Adverse Effect.

(o)           Maintenance of REIT Status.  The General Partner shall, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT.

(p)           NYSE Listing.  The General Partner, shall, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange and (ii) timely file all reports required to be filed by it in connection therewith.

(q)           Interest Rate Hedging.  Enter into prior to the date that is three months following the Effective Date, and maintain at all times thereafter, interest rate hedging arrangements to hedge floating rate Debt to fixed rate Debt on terms reasonably acceptable to the Administrative Agent, such that not less than 66⅔% of the Consolidated Debt for Borrowed Money of the General Partner and its Subsidiaries (taking into account the notional amount covered by the interest rate hedging arrangements) bears interest at a fixed rate.

(r)           Performance of Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action

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as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.02.  Negative Covenants

.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to authorize or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)         Liens created under the Loan Documents;

(ii)         Permitted Liens;

(iii)                 Liens existing on the date hereof and described on Schedule 4.01(s) hereto;

(iv)         purchase money Liens upon or in real property or equipment acquired or held by the Revolving Credit Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and providedfurther that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;

(v)         Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)         Liens on property of a Person existing at the time such Person is merged into or consolidated with such Loan Party or any Subsidiary of such Loan Party or becomes a Subsidiary of such Loan Party; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with such Loan Party or such Subsidiary or acquired by the Revolving Credit Borrower or such Subsidiary;

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(vii)                 Liens on the CMBS Properties and related assets and properties of the CMBS Subsidiaries (including pledges of the Equity Interests in Property-Level Subsidiaries of the Initial CMBS Borrowers), in each case securing payment of the CMBS Bridge Financing or the CMBS Mortgage Financings;

(viii)                 Liens on Real Property and related assets and properties (other than Equity Interests) of such Loan Party or any of its Subsidiaries and pledges of the Equity Interests in Property-Level Subsidiaries that are not direct Subsidiaries of the Borrowers, in each case securing payment of any Mortgage Financing to the extent permitted under Section 5.02(b)(viii);

(ix)         other Liens securing Debt outstanding in an aggregate principal amount not to exceed $20,000,000, provided that no such Lien shall extend to or cover any Collateral;

(x)         Liens securing Permitted Construction Financing on the Real Property related thereto;

(xi)         [reserved]; and

(xii)                 the replacement, extension or renewal of any Lien permitted by clauses (iii) through (viii) and clause (x) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (except for fees, costs and expenses associated therewith) or change in any direct or contingent obligor other than Non-Guarantor Subsidiaries) of the Debt secured thereby.

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)         Debt under the Loan Documents;

(ii)         Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $40,000,000 at any time outstanding;

(iii)                 (A) Capitalized Leases not to exceed in the aggregate $50,000,000 at any time outstanding, and (B) in the case of Capitalized Leases to which any Subsidiary of such Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(iv)         the Surviving Debt, and any Refinancing Debt of any Surviving Debt;

(v)         Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice;

(vi)         in the case of any Loan Party, Debt owed to the Revolving Credit Borrower or wholly-owned Subsidiary of the Revolving Credit Borrower, which Debt shall be subordinated to the Obligations of the Loan Parties under the Loan Documents;

(vii)                 in the case of any Non-Guarantor Subsidiary, Debt owed to the Revolving Credit Borrower or Subsidiary of the Revolving Credit Borrower;

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(viii)                 So long as no Default has occurred and is continuing or would result from such incurrence or issuance (unless the Net Cash Proceeds therefrom are applied to the prepayment of the Term B Advances pursuant to Section 2.06), Non-Recourse Debt under Mortgage Financings in respect of Real Property Collateral or other Real Property of the Loan Parties and their Subsidiaries (other than the CMBS Subsidiaries);

(ix)         Debt incurred in the ordinary course of business, maturing within one year from the date incurred, and aggregating on a Consolidated basis, not more than $50,000,000 at any one time outstanding;

(x)         Debt of the CMBS Subsidiaries under the CMBS Bridge Financing and the CMBS Mortgage Financings;

(xi)         Debt of any Person that becomes a Subsidiary of the Revolving Credit Borrower after the date hereof in accordance with the terms of Section 5.02(f), which Debt is existing at the time such Person becomes a Subsidiary of the Revolving Credit Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Revolving Credit Borrower);

(xii)                 Debt consisting of (A) Guarantee Obligations in an aggregate amount not to exceed $75,000,000 and (B) customary completion guaranties incurred in the ordinary course of business, in each case in respect of Permitted Construction Financing;

(xiii)                 Debt consisting of Limited Recourse Guarantee Obligations incurred in the ordinary course of business;

(xiv)                 Debt incurred to finance customary leasehold improvements required by the terms of, or as a condition to the entering into of, Tenant Leases;

(xv)                 Guarantee Obligations consisting of master leases with Subsidiaries and guaranties covering rent abatements or other rent concessions or rent and other income with respect to vacancies or other property-related sources of potential revenue in an aggregate amount not to exceed $30,000,000 in any fiscal year;

(xvi)                 Permitted Construction Financing and Refinancing Debt of Permitted Construction Financing;

(xvii)                 in the case of the TRS Subsidiaries, Guarantee Obligations incurred in the ordinary course of business of the TRS Subsidiaries arising under management, leasing and development agreements entered into by the TRS Subsidiaries relating to the provision of administrative and operational, management, leasing and/or development services, so long as the aggregate amount of such Guarantee Obligations does not at any time exceed $50,000,000; and

(xviii)                 Guarantee Obligations in respect of mortgage financing of Maguire Macquarie Office, LLC in respect of the Cerritos Center in an aggregate amount not to exceed $95,000,000.

(c)           Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any material new line of business that is substantially different from those lines of business conducted by any Loan Party or any Subsidiary of any Loan

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Party on the Effective Date, including the ownership, development, construction, management and rental of commercial real estate properties in the United States consistent in quality with the Real Property, and other business activities substantially related, necessary or incidental thereto.

(d)           Mergers, Etc.  Except as permitted by Sections 5.02(e) and (f), merge or consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that (A) if one or more Subsidiaries is also a Loan Party, any such Loan Party shall be the surviving entity and (B) if the Equity Interests in such Subsidiary (or in the Equity Interests of its direct or indirect parent that is a direct Subsidiary of the Revolving Credit Borrower) are subject to a pledge under the Collateral Documents, the Equity Interests in the surviving entity (or in the Equity Interests of its direct or indirect parent that is a direct Subsidiary of the Revolving Credit Borrower) shall be subject a pledge under the Collateral Documents) or any other Loan Party (provided that such Loan Party or, in the case of any Loan Party other than the Borrowers, another Loan Party shall be the surviving entity), (ii) any Loan Party may merge with any other Person so long as such Loan Party or another Loan Party is the surviving entity and (iii) any CMBS Subsidiary may become a direct subsidiary of the Revolving Credit Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(e)           Sales, Etc., of Assets.  (i) transfer or otherwise dispose of, or grant any option or other right to purchase, or otherwise acquire, or permit any of its Subsidiaries to sell, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e) being a “Transfer”), any Real Property or Real Properties (or any Equity Interests in connection therewith) (other than the Identified Properties) in any six month period for an amount greater than $100,000,000, unless the Loan Parties are in compliance with the covenants contained in Section 5.04, calculated based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03 (A) as though such transaction had occurred at the beginning of the four-quarter period covered thereby and (B) on a pro forma basis (excluding in each instance from such calculation the Real Property or Real Properties that are the subject of the transaction), as evidenced by a certificate of the chief financial officer (or such person performing similar functions) of the Revolving Credit Borrower delivered to the Administrative Agent prior to such transaction demonstrating such compliance. The foregoing shall not prohibit any Transfer of any Real Property or Real Properties (or any Equity Interests in connection therewith) to any 1031 Exchange Accomodator in connection with the acquisition of the Acquired Properties.

(f)           Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)                 Investments in its subsidiaries and Investments existing in the Effective Date and listed on Schedule 4.01(v) hereto;

(ii)                 Investments in Cash Equivalents;

(iii)                 Investments consisting of intercompany Debt permitted under Section 5.02(b)(vii) or (viii);

(iv)                 Investments (including through newly-formed Subsidiaries) consisting of (x) so long as the Leverage Ratio is at least 0.025:1.0 below the Leverage Ratio required to be

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maintained at such time pursuant to Section 5.04(a) on a pro forma basis after giving effect to the making of such Investment, the acquisition of Office Real Property (or of all of the Equity Interests in, or all or substantially all of the assets of, a Person primarily engaged in owning or managing Office Real Property, which Person will, upon consummation of such acquisition of Equity Interests or assets, become a wholly-owned Subsidiary of the Revolving Credit Borrower) in an aggregate amount not to exceed 10% of Total Asset Value in any single transaction, (y) the acquisition of other Real Property (or of the Equity Interests in a Person primarily engaged in owning or managing Real Property) in an aggregate amount for all such Investments made pursuant to this clause (y) not to exceed 5% of Total Asset Value at such time and (z) without duplication of any Investments made pursuant to clause (y) above, Investments consisting of the contribution, sale or other transfer of Real Property or Real Properties (or any Equity Interests in connection therewith) to, or the acquisition of Equity Interests in, Joint Ventures in an aggregate amount for all such Investments made pursuant to this clause (z) not to exceed 15% of Total Asset Value at such time; provided, however, that, with respect to each purchase or other acquisition made pursuant to this clause (iv):

(A)           the Loan Parties and, if applicable, any such newly created or acquired Subsidiary, shall comply with the applicable requirements of Section 5.01(j),

(B)           such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be materially adverse to the business, financial condition, operations or prospects of the General Partner and its Subsidiaries, taken as a whole,

(C)           the purchase price for any such Investment shall be determined by reference to the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Revolving Credit Borrower and its Subsidiaries for any such purchase or other acquisition,

(D)           (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Revolving Credit Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03 as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, and

(E)           the General Partner shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of its chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (iv) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

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(v)                 Investments by the Revolving Credit Borrower and its Subsidiaries in Hedge Agreements permitted under Section 5.02(b)(v);

(vi)                 Other Investments (including through newly-formed or acquired Subsidiaries) in Real Property and other assets reasonably related to the Revolving Credit Borrower’s and its Subsidiaries’ Real Property operations in an aggregate amount not exceeding (A) $10,000,000 in any single transaction or series of related transactions and (B) $50,000,000 for all such Investments;

(vii)  Guarantee Obligations permitted by Section 5.02(b)(xviii); and

(viii)  Investments consisting of loans by the Term B Borrower to 1031 Exchange Accomodators, the proceeds of which will be used to acquire one or more replacement properties as part of a 1031 Exchange.

(g)           Restricted Payments.  In the case of the General Partner, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, so long as (i) no Default of the type described in Section 6.01(a) or (f) shall have occurred and be continuing and (ii) the Advances and all interest and other amounts payable under Loan Documents shall not have been declared due and payable pursuant to Section 6.01, then the General Partner may (A) redeem any of its Preferred Interests out of the proceeds of a refinancing thereof on terms and conditions, taken as a whole, not materially less favorable to the General Partner than the terms and conditions applicable to the Preferred Interests being redeemed or refinanced and (B) declare and pay dividends (y) to the extent the aggregate amount of such payments over the preceding twelve months would not exceed the greater of (i) 95% of Funds From Operations and (ii) $1.60 per common share of the General Partner or (z) as may otherwise be required in order to comply with Section 5.01(o) and to avoid the imposition of income or excise taxes on the General Partner, and, provided, further, at all times the General Partner may declare and pay dividends in order to comply with Section 5.01(o).

(h)           Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its limited partnership agreement, certificate of incorporation or bylaws or other constitutive documents, without the consent of the Administrative Agent; provided, however, that the Administrative Agent shall be required to consent to any such amendment if (i) in the reasonable judgment of the Administrative Agent such amendment would not result in a Default and is not materially adverse to any Lender Party or (ii) such amendment is reasonably required to comply with Section 5.01(o).

(i)           Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j)           Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)           Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or

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arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Revolving Credit Borrower or any Subsidiary of the Revolving Credit Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt or Debt permitted under 5.02(b) existing on the Effective Date, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Revolving Credit Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Revolving Credit Borrower, (iv) any restrictions with respect to any Subsidiary of the Revolving Credit Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary to an unaffiliated Person that is not prohibited by Section 5.02(e), (v) any restrictions with respect to any Subsidiary of the Revolving Credit Borrower that is not a Loan Party, all or substantially all of whose assets consist of property encumbered by Liens permitted under subsection 5.02(a), (vi) restrictions imposed by applicable laws, (vii) restrictions under leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens), (viii) restrictions under Permitted Construction Financing or Mortgage Financing incurred by Subsidiaries of the Revolving Credit Borrower that are not Loan Parties, and (ix) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (i) through (viii), provided that the terms and conditions of any such agreement, as they relate to any such restrictions, are no less favorable to General Partner, the Borrowers and such Subsidiaries, as applicable, taken as a whole, than those under the agreement so amended, refinanced or replaced.

(l)           Amendment, Etc., of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would materially impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the interest or rights of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(m)           Negative Pledge.  Enter into or suffer to exist, or permit any Subsidiary Guarantor to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt and any Refinancing Debt extending, refunding or refinancing such Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Person first becomes a Subsidiary of the Revolving Credit Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Revolving Credit Borrower) or (E) any Mortgage Financing or Permitted Construction Financing in respect of the Real Property owned by such Subsidiary Guarantor to the extent such Mortgage Financing or Permitted Construction Financing is permitted under this Agreement.

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(n)           Non-Guarantor Subsidiary Agreements.  Enter into or suffer to exist, or permit any Subsidiary Guarantor to enter into a Non-Guarantor Subsidiary Agreement, except in connection with a Mortgage Financing or Permitted Construction Financing, in each case that is permitted under Section 5.02(b), and as to which such Subsidiary Guarantor has complied with the requirements of Section 8.08.

(o)           General Partner as Holding Company.  Notwithstanding anything to the contrary contained herein, the General Partner shall not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Revolving Credit Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants, except to the extent specifically applicable to the General Partner), other than (i) the holding of the Equity Interests of the Revolving Credit Borrower; (ii) the performance of its duties as general partner of the Revolving Credit Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in this Agreement) under this Agreement and its obligations under agreements in existence on the Effective Date; (iv) the making of equity Investments in the Revolving Credit Borrower and its Subsidiaries, provided each such Investment (A) shall be on terms acceptable to the Administrative Agent and (B) shall be evidenced by stock certificates, promissory notes or instruments in form and substance satisfactory to the Administrative Agent; (v) the maintenance of any deposit accounts required in connection with the conduct by the General Partner of business or activities otherwise permitted under the Loan Documents; (vi) activities reasonably required to maintain its status as a REIT; and (vii) activities incidental to each of the foregoing.

SECTION 5.03.  Reporting Requirements

.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will furnish to the Administrative Agent (for distribution promptly to the Lender Parties):

(a)           Default Notice.  As soon as possible and in any event within two days after any Borrower has or should have had knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Applicable Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.

(b)           Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the General Partner and its Subsidiaries, including therein Consolidated balance sheets of the General Partner and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income, a Consolidated statement of cash flows and stockholders’ equity of the General Partner and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion acceptable to the Required Lenders of KPMG LLP or other independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and (ii) a report of such independent public accountants as to the General Counsel’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, which report shall not show any material deterioration in such controls since the date of the last audited financial statements of the General Partner and its subsidiaries, together with (x) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the General Partner and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm

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has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (y) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the General Partner shall also provide a statement of reconciliation conforming such financial statements to GAAP and (z) a certificate of the chief financial officer (or person performing similar functions) of the General Partner stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the General Partner has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the General Partner and its Subsidiaries as of the end of such quarter and Consolidated statements of income, a Consolidated statement of cash flows and stockholders’ equity of the General Partner and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income , a Consolidated statement of cash flows and stockholders’ equity of the General Partner and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer (or person performing similar functions) of the General Partner as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the General Partner has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the General Partner in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the General Partner shall also provide a statement of reconciliation conforming such financial statements to GAAP.

(d)           Annual Forecasts.  As soon as available and in any event no later than 30 days following the end of each Fiscal Year, forecasts prepared by management of the General Partner, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on a quarterly basis for each Fiscal Year thereafter until the Termination Date.

(e)           Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f)           Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

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(g)           Real Property.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(t) and 4.01(u)(i) and (ii) hereto, including an identification of all Owned Real Property and Leased Real Property disposed of by the Revolving Credit Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (containing the applicable items set forth in Section 4.01(t) and 4.01(u)(i)) of all Real Property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(h)           Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(i)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04.  Financial Covenants

.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Revolving Credit Borrower will:

(a)           Maximum Total Leverage Ratio.  Maintain a Leverage Ratio of not more than the amount set forth below for each fiscal quarter of the General Partner ending during each period set forth below:

Period(s) Ending	Maximum Ratio
June 30, 2007	0.750:1.00
September 30, 2007	0.750:1.00
December 31, 2007 through June 30, 2008	0.725:1.00
September 30, 2008 through June 30, 2009	0.675:1.00
September 30, 2009 through June 30, 2010	0.625:1.00
September 30, 2010 through June 30, 2011	0.575:1.00
September 30, 2011 through June 30, 2012	0.550:1.00

(b)           Fixed Charge Coverage Ratio.  Maintain for each period of four consecutive fiscal quarters of the General Partner ending during the periods set forth below a Fixed Charge Coverage Ratio of not less than the amount set forth below for such period:

Period(s) Ending	Minimum Ratio
June 30, 2007	1.000:1.00
September 30, 2007	1.000:1.00
December 31, 2007 through June 30, 2008	1.000:1.00
September 30, 2008 through June 30, 2009	1.150:1.00

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September 30, 2009 through June 30, 2010	1.250:1.00
September 30, 2010 through June 30, 2011	1.350:1.00
September 30, 2011 through June 30, 2012	1.450:1.00

(c)           Interest Coverage Ratio.  Maintain for each period of four consecutive fiscal quarters of the General Partner ending during the periods set forth below an Interest Coverage Ratio of not less than the amount set forth below for such period:

Period(s) Ending	Minimum Ratio
June 30, 2007	1.050:1.00
September 30, 2007	1.050:1.00
December 31, 2007 through June 30, 2008	1.050:1.00
September 30, 2008 through June 30, 2009	1.200:1.00
September 30, 2009 through June 30, 2010	1.300:1.00
September 30, 2010 through June 30, 2011	1.425:1.00
September 30, 2011 through June 30, 2012	1.550:1.00

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default

.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) either Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) either Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b)           any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)           either Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i), (j), (m) or (p), 5.02, 5.03 or 5.04; or

(d)           any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by any Agent or any Lender Party; or

(e)           any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any

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Hedge Agreement, an Agreement Value) of at least $30,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)           any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $30,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and an insurer, which shall be rated at least “A” by A.M. Best Company and (y) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)           any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)           any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable in any material respect against any Loan Party party to it, or any such Loan Party shall so state in writing; or

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(j)           any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby with respect to Collateral with a value in excess of $5,000,000; or

(k)           a Change of Control shall occur; or

(l)           any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $30,000,000; or

(m)           any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $30,000,000 or requires payments exceeding $7,000,000 per annum; or

(n)           any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $7,000,000; or

(o)           an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by either Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

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SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default

.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Revolving Credit Borrower to, and forthwith upon such demand the Revolving Credit Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Revolving Credit Borrower under the Federal Bankruptcy Code, the Revolving Credit Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Revolving Credit Borrower.  If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Revolving Credit Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01.  Authorization and Action

.  (a)  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement.

(b)           In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for

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purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)           Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from either Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02.  Agents’ Reliance, Etc

.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.  CS and Affiliates

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.  With respect to its Commitments, the Advances made by it and any Notes issued to it, CS shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CS its individual capacities.  CS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CS were not an Agent and without any duty to account therefor to the Lender Parties.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04.  Lender Party Credit Decision

.  Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.  Indemnification

.  (a)  Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)           Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Revolving Credit Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by

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the Borrowers under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

(c)           For purposes of this Section 7.05, each Lender Party’s respective ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party, (ii) such Lender Party’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term B Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.  Successor Agents.

(a)             Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent as to such of the Facilities as to which such Agent has resigned or been removed, which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000, which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall

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succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

SECTION 7.07.  Other Agents; Arrangers and Managers.

  None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such.  Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

GUARANTY

SECTION 8.01.  Guaranty; Limitation of Liability.

(a)           Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of the Term B Borrower (in respect of the Obligations of the Revolving Credit Borrower) and each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for

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purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of the Term B Borrower (in respect of the Obligations of the Revolving Credit Borrower) and each Subsidiary Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of the Term B Borrower (in respect of the Obligations of the Revolving Credit Borrower) and each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the Term B Borrower (in respect of the Obligations of the Revolving Credit Borrower) or such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 8.02.  Guaranty Absolute.

  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against either Borrower or any other Loan Party or whether either Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

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(f)           any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g)           the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of either Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03.  Waivers and Acknowledgments.

  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)           Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Lender Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Sections 580a and 580d of the California Code of Civil Procedure or any statute or law in any other jurisdiction having similar effect.

(e)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

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(f)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04.  Subrogation.

  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against either Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against either Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from either Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05.  Guaranty Supplements

.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit I hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06.  Subordination.

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  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations (other than ordinary course operating liabilities) owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a)           Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of an Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)           Administrative Agent Authorization.  After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07.  Continuing Guaranty; Assignments.

(a)             This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

SECTION 8.08.  Release of Certain Guarantors.

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  If in connection with the incurrence of any Mortgage Financing or Permitted Construction Financing, any Subsidiary Guarantor (other than the Term B Borrower) that owns the Real Property that is the subject of such Mortgage Financing or Permitted Construction Financing, as the case may be, is required by the terms of such Mortgage Financing or Permitted Construction Financing, as the case may be, to cease to be a Subsidiary Guarantor hereunder, the Administrative Agent shall be authorized to release such Subsidiary Guarantor from its Obligations hereunder and to take such action as such Subsidiary Guarantor shall reasonably request, at such Subsidiary Guarantor’s expense, to evidence such release; provided, however, that (a) such Subsidiary Guarantor shall have used commercially reasonable efforts to obtain the consent of the applicable construction lender(s) to the Subsidiary Guaranty and (b) the Borrowers or such Subsidiary Guarantor shall have made any required prepayment pursuant to Section 2.06(b).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.

  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)                 waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02,

(ii)                 change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii)                 other than in connection with a transaction specifically permitted hereby (including to the extent permitted by Section 8.08), release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lender Parties,

(iv)                 other than in connection with a transaction or transactions specifically permitted hereby, release all or substantially all the Collateral in any transaction or series of related transactions,

(v)                 amend Section 2.13 or this Section 9.01,

(vi)                 reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, or

(vii)                 postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for payment of fees or other amounts payable hereunder,

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and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(A)                 increase the Commitments of a Lender Party without the consent of such Lender Party;

(B)                 reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;

(C)                 postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder to a Lender Party without the consent of such Lender Party;

(D)                 change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under one Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility; or

(E)                 impose any additional restrictions on the ability of such Lender to assign its Commitments and Advances under this Agreement.

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents; and provided further that notwithstanding the foregoing, the Administrative Agent shall have the right at any time, in its sole discretion and without the consent of any other Person party hereto, to designate any Lender as a “syndication agent” or “documentation agent” or to grant any similar title to any Lender (in each case subject to Section 7.07) and to amend this Agreement solely to reflect such Lender’s name in such capacity with appropriate changes to the title page and the recital of parties hereto.

SECTION 9.02.  Notices, Etc.

  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and as delivered as set forth in Section 9.02(b) if to any Loan Party, at its address at 1733 Ocean Avenue, Suite 400, Santa Monica California  90401, Attention:  Paul Rutter, Executive Vice President – Major Transactions, with a copy to Mark Lammas, Senior Vice President, General Counsel and Secretary; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent or the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York, Attention:  Julia Kingsbury, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrowers by the Administrative Agent.  All such notices and other communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the

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telegraph company or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  As agreed to among the Borrowers, the Administrative Agent and the applicable Lender Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b)           The Collateral Agent shall notify each of the Ground Lessors (as defined in the Mortgages) of the occurrence of any Event of Default hereunder of which the Collateral Agent has actual knowledge by registered or certified mail to such Ground Lessor’s address set forth in the Subject Lease (as defined in the Mortgage) to which it is a party; on the Effective Date the address of the only Ground Lessor is: The Pasadena Community Development Commission, 100 N. Garfield Ave., Rm. 222, Pasadena, California 91109.  Notwithstanding anything herein to the contrary, the failure of the Collateral Agent to provide such notice to such Ground Lessors shall not impair or otherwise affect any of the rights and remedies of the Secured Parties under the Loan Documents or applicable law.

(c)           Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Notice of Borrowing, Notice of Issuance, Notice of Renewal or notice of Conversion pursuant to Section 2.09, (ii) any notice of any prepayment of the Advances pursuant to Section 2.06, (iii) any notice of a Default or Event of Default under this Agreement or (iv) any certificate, agreement or other document required to be delivered to satisfy any condition set forth in Article III of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by delivering the Communications by e-mail to an e-mail address specified by the Administrative Agent to such Borrower.  In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d)           The Platform is provided on an “as is” and “as available” basis and the Agent Parties  (as defined below) make no representation or warranty of any kind as the accuracy or completeness of the Communications or as to the adequacy of the Platform, and expressly disclaim any liability for any errors or omissions in the Communications.  In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, Advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, any direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s delivery of any Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

(e)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for

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purposes of the Loan Documents.  Each Lender Party agrees to notify the Administrative Agent in writing (including by e-mail) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03.  No Waiver; Remedies

.  No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses

.  (a)  Each Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)           Each Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.  Each Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents

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and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Applicable Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Applicable Borrower pursuant to Section 2.10(e), or if the Applicable Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Applicable Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.  Right of Set-off

.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of either Borrower against any and all of the Obligations of either Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured.  Each Agent and each Lender Party agrees promptly to notify the Applicable Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06.  Binding Effect

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.  This Agreement shall become effective when it shall have been executed by the Borrowers and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender Party and their respective successors and assigns, except that neither Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07.  Assignments and Participations

.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Applicable Borrower, the Agents and the Lender Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)           Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Applicable Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than (A) $5,000,000, in the case of the Revolving Credit Facility and (B) $1,000,000, in the case of the Term B Facility, provided that simultaneous assignments among Affiliated Lenders or Approved Funds shall be aggregated for the purposes of determining such amount (or, in each case, such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Applicable Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Applicable Borrower pursuant to Section 2.10(e) shall be arranged by the Applicable Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Applicable Borrower pursuant to Section 2.10(e) unless and until such Lender shall have received one or more payments from either the Applicable Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, (vii) no such assignment of a Revolving Credit Commitment shall be permitted without the consent of the Issuing Bank and the Swing Line Bank (in each case, such consent not to be unreasonably withheld or delayed), (viii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent), it

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being understood that no more than one such fee shall be payable in connection with simultaneous assignments among Affiliated Lenders and Approved Funds, and (ix) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax documentation.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(d)           By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) such Lender Party warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term B Commitment or Revolving Credit Commitment, as applicable, and the outstanding balances of its Term B Advances or Revolving Credit Advances, as applicable, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with this or any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Applicable Borrower or any Subsidiary of such Borrower or the performance or observance by the Applicable Borrower or any Subsidiary of such Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(e)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Applicable Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest

Maguire -- Credit Agreement (92)

error, and the Applicable Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(f)           Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment and an administrative questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if any, and, if required, the written consent of the Applicable Borrower, the Lender Party and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Applicable Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Applicable Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (f).

(g)           The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(h)           Each Lender may without the consent of the Applicable Borrower, the other Lender Parties or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances owing to it and any Note or Notes held by it, if any); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.10 and 2.12 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of a participant organized in a jurisdiction outside of the United States, provided such participant complies with the provisions of Section 2.12(e) as if it were a Lender) and (iv) the Applicable Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Applicable Borrower relating to the Advances or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Advances, extending any scheduled principal payment date or date fixed for the payment of interest on the Advances, increasing or extending the Commitments or releasing any Guarantor or all or substantially all of the Collateral).

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(i)           Any Lender Party or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Applicable Borrower furnished to such Lender Party by or on behalf of the Applicable Borrower; provided, however, that, prior to any such disclosure of information designated by the Applicable Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.10.

(j)           Any Lender Party may (without the consent of the Applicable Borrower or the Administrative Agent) at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender Party or in support of obligations owed by such Lender Party (including, if such Lender Party is a fund that invests in bank loans, to a trustee for holders of obligations owed, or securities issued, by such fund); provided, however, that no such assignment shall release a Lender Party from any of its obligations hereunder or substitute any such assignee for such Lender Party as a party hereto and any foreclosure or exercise of remedies by such assignee or trustee shall be subject to the provisions of this Section 9.07 regarding assignments in all respects.

(k)           Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Applicable Borrower, the option to provide to the Applicable Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Applicable Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.07, any SPC may (i) with notice to, but without the prior written consent of, the Applicable Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Applicable Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(l)           No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender Party, and any attempted assignment without such consent shall be null and void.

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(m)           In the event that Standard & Poor’s Ratings Service, Moody’s, Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lender Parties that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender Party becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender Party, and the resulting ratings shall be below BBB-, Baa3 or C (or BB, in the case of a Lender Party that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender Party and the Administrative Agent, to replace (or to request the Revolving Credit Borrower to use its reasonable efforts to replace) such Lender Party with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender Party hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender Party in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Advances made by such Lender Party hereunder and all other amounts accrued for such Lender Party’s account or owed to it hereunder.

SECTION 9.08.  Execution in Counterparts

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.  No Liability of the Issuing Bank

.  The Revolving Credit Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Revolving Credit Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Revolving Credit Borrower, to the extent of any direct, but not consequential, damages suffered by the Revolving Credit Borrower that the Revolving Credit Borrower proves were caused by (i) the  Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10.  Confidentiality

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.  Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of each Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors, the pledgees referred to in Section 9.07(j) and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.11.  Release of Collateral

.  Upon (a) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (including, without limitation, as a result of the sale or other disposition, in accordance with the terms of the Loan Documents, of the Subsidiary Guarantor that owns such Collateral), or (b) request by the Borrowers in connection with any financing permitted by the terms of this Agreement that requires the release of Collateral and subject to the making of any required prepayment under Section 2.06(b) and any other requirements hereunder, in each case the Collateral Agent will, at the Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of (x) such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and (y) if applicable, such Subsidiary Guarantor from the Subsidiary Guaranty.

SECTION 9.12.  Patriot Act Notice.

  Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.13.  Jurisdiction, Etc.

  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

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(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  Governing Law

.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.15.  Waiver of Jury Trial

.  Each of the Borrowers, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

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Maguire -- Credit Agreement (97)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MAGUIRE PROPERTIES, INC.,
as a Loan Party

By	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President

MAGUIRE PROPERTIES, L.P.,
as Revolving Credit Borrower and Guarantor

By:  MAGUIRE PROPERTIES, INC., its general partner

By	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President

MAGUIRE PROPERTIES HOLDINGS III, LLC, as Term B Borrower and Guarantor

By:  MAGUIRE PROPERTIES, L.P., its managing member

By: MAGUIRE PROPERTIES, INC., its general partner

By	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President

CREDIT SUISSE, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
as Agent, Initial Lender, Initial Swing Line Bank and Initial Issuing Bank

By	/s/ BILL O'DALY
Name: Bill O' Daly
Title: Director

By	/s/ MIKHAIL FAYBUSOVICH
Name: Mikhail Faybusovich
Title: Associate

LEHMAN COMMERCIAL PAPER INC.,
as Initial Lender

By	/s/ CRAIG MALLOY
Name: Craig Malloy
Title: Authorized Signatory

LEHMAN BROTHERS INC.,
as Joint Bookrunner

By	/s/ CRAIG MALLOY
Name: Craig Malloy
Title: Vice President

MERRILL LYNCH CAPITAL CORPORATION,
as Initial Lender

By	/s/ JOHN C. ROWLAND
Name: John C. Rowland
Title: Vice President

MERRILL LYNCH PIERCE, FENNER & SMITH,
as Joint Bookrunner

By	/s/ JOHN C. ROWLAND
Name: John C. Rowland
Title: Vice President

Subsidiary Guarantors

MAGUIRE PROPERTIES HOLDINGS I, LLC
MAGUIRE PARTNERS – PLAZA LAS FUENTES, LLC

By:  MAGUIRE PROPERTIES, L.P., its managing member

By: MAGUIRE PROPERTIES, INC., its general partner

By	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President

MAGUIRE PROPERTIES – 755 S. FIGUEROA, LLC
MAGUIRE PROPERTIES – PACARTS WEST, LLC

By:  MAGUIRE PROPERTIES HOLDINGS I, LLC,
its managing member

By:  MAGUIRE PROPERTIES, L.P.,
its managing member

By:  MAGUIRE PROPERTIES, INC.,its general partner

By	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Executive Vice President

KEYBANK NATIONAL ASSOCIATION, as
Term B Lender

By	/s/ TAYVEN HIKE, CFA
Name: Tayven Hike, CFA
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as
Revolving Credit Lender

By	/s/ TAYVEN HIKE, CFA
Name: Tayven Hike, CFA
Title: Vice President

Del Mar CLO II, Ltd.
By: Caywood-Scholl Capital Management, LLC
As Collateral Manager,
as Term B Lender

By	/s/ JAMES POTT
Name: James Pott
Title: Director of Research

BANK OF THE WEST, as Term B Lender

By	/s/ WENDI D. REED
Name: Wendi D. Reed
Title: Vice President

BANK OF THE WEST, as Revolving Credit Lender

By	/s/ WENDI D. REED
Name: Wendi D. Reed
Title: Vice President

BANK OF THE WEST, a California banking
corporations as Term B Lender

By	/s/ CHUCK WEERASOORIYA, CFA
Name: Chuck Weerasooriya, CFA
Title: Senior Vice President

BANK OF THE WEST, a California banking
corporation, as Revolving Credit Lender

By	/s/ CHUCK WEERASOORIYA, CFA
Name: Chuck Weerasooriya, CFA
Title: Senior Vice President

Raymond James Bank, FSB, as Term B Lender

By	/s/ STEVEN F. PALEY
Name: Steven F. Paley
Title: Vice President

Raymond James Bank, FSB, as Revolving Credit Lender

By	/s/ STEVEN F. PALEY
Name: Steven F. Paley
Title: Vice President

BANK OF AMERICA, N.A., as Revolving
Credit Lender

By	/s/ JAMES P. JOHNSON
Name: James P. Johnson
Title: Senior Vice President

Erste Bank Der Oesterreichischen Sparkassen AG,
as Term B Lender

By	/s/ GREGORY APTMAN
Name: Gregory Aptman
Title: Associate Director

By	/s/ BRYAN LYNCH
Name: Bryan Lynch
Title: Managing Director

Erste Bank Der Oesterreichischen Sparkassen AG,
as Revolving Credit Lender

By	/s/ GREGORY APTMAN
Name: Gregory Aptman
Title: Associate Director

By	/s/ BRYAN LYNCH
Name: Bryan Lynch
Title: Managing Director

National City, as Term B Lender

By	/s/ KEVIN W. CULP
Name: Kevin W. Culp
Title: Assistant Vice President

National City, as Revolving Credit Lender

By	/s/ KEVIN W. CULP
Name: Kevin W. Culp
Title: Assistant Vice President

U S BANK National Association,
a National banking association, as Term B
Lender

By	/s/ MARK WORTMANN
Name: Mark Wortmann
Title: Senior Vice President

U S BANK National Association,
a National banking association, as Revolving
Credit Lender

By	/s/ MARK WORTMANN
Name: Mark Wortmann
Title: Senior Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Revolving Credit Lender

By	/s/ AMIT KHIMJI
Name: Amit Khimji
Title: Vice President

WASHINGTON MUTUAL BANK, a federal
association, as Term B Lender

By	/s/ BEN LEWIS
Name: Ben Lewis
Title: Vice President

WASHINGTON MUTUAL BANK, a federal
association, as Revolving Credit Lender

By	/s/ BEN LEWIS
Name: Ben Lewis
Title: Vice President